Exhibit 99.1


                             DENBURY RESOURCES INC.
                             P R E S S R E L E A S E

             Denbury Resources Announces Third Quarter 2003 Results

News Release
Released at 7:30 AM CDT

     DALLAS - November 3, 2003 - Denbury Resources Inc. (NYSE symbol: DNR) ("Denbury" or the "Company") today announced its third quarter 2003 financial and operating results. The Company posted earnings for the quarter of $15.1 million, or $0.28 per common share, as compared to earnings of $13.5 million, or $0.25 per common share for the third quarter of 2002. Adjusted cash flow from operations for the quarter was $45.6 million, as compared to $44.2 million during the third quarter of 2002. (Please see the accompanying schedules for a reconciliation of net cash flow provided by operations, as defined by generally accepted accounting principles (GAAP), which is the GAAP measure, as opposed to adjusted cash flow, which is the non-GAAP measure). Net cash flow provided by operations, the GAAP measure, totaled $49.8 million during the third quarter of 2003, as compared to $44.4 million during the third quarter of 2002.

Third Quarter 2003 Financial Results

     During late July and early August 2003, Denbury upgraded its CO2 facility at Jackson Dome, increasing the CO2 processing capacity of its facility by approximately 50%, from around 200 MMcf/d to approximately 300 MMcf/d. This upgrade was performed several months ahead of the original schedule to handle the higher than expected production volumes from its CO2 wells drilled during late 2002 and early 2003. At the same time, the Company increased the size of its CO2 processing facility at Mallalieu Field, increasing the amount of CO2 that the Company can recycle at that field from approximately 28 MMcf/d to approximately 108 MMcf/d. With the completion of the Company's third CO2 well, the Barksdale, coupled with the upgraded Jackson Dome facility, the Company's CO2 production capability is now around 220 MMcf/d, approximately double its production capability one year ago. As a result of these upgrades, which shut-in the Company's CO2 production and associated injections for approximately one week in late July, the Company's oil production from tertiary recovery decreased slightly in the third quarter to 4,227 BOE/d. However, with the increased CO2 production, oil production from these tertiary recovery properties is preliminarily estimated to average approximately 5,400 BOE/d during the month of October 2003, the Company's highest monthly average to date.

     Denbury's overall third quarter 2003 average daily production of 33,116 BOE/d was 7% lower than the 35,506 BOE/d production average for the comparable period in 2002. Production decreased due to normal depletion, less than expected production increases from first half exploration and development results, unexpected delays offshore and the one-week temporary CO2 curtailment (see above). Property sales have also contributed to the production decrease. During the first nine months of 2003, the Company sold over $29 million of properties, principally the Laurel Field sold in February, with estimated aggregate production from these properties of approximately 2,000 BOE/d.


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     Commodity  prices were  higher in the third  quarter of 2003 as compared to prices in the third quarter of the prior year. NYMEX oil prices averaged over $30.00 per Bbl, and natural gas prices averaged just under $5.00 per Mcf in the third quarter of 2003, as compared to NYMEX averages of around $28.25 per Bbl and $3.20 per Mcf in the third quarter of 2002. Denbury's weighted average price per BOE was $7.05 higher per BOE (excluding hedges) in the third quarter of 2003 than in the comparable period of 2002. However, approximately $3.95 per BOE of this increase was paid out on the Company's hedges in the current quarter of 2003, as compared to only $0.07 per BOE of hedge payments in the comparable 2002 period. Net of these hedge payments, the net realized per BOE price increase received by the Company between the respective third quarters was $3.17 per BOE.

     Partially offsetting higher revenues were increases in certain expenses. Lease operating expenses increased from $5.43 per BOE in the third quarter of 2002 to $7.35 per BOE in the third quarter of 2003. The primary reason for the increase was the cost of various workovers and repairs, including a $700,000 tubing repair on a CO2 well charged to lease operating expense. This tubing repair also affected CO2 operating expenses. Continued high expenses on the properties acquired from COHO, continued expansion of CO2 tertiary projects, which typically have a higher than average operating cost per BOE, and higher lease fuel costs due to high natural gas prices also contributed to the higher than historical operating costs. Partially offsetting these higher operating expenses relating to CO2 operations are improved oil prices as a result of the gradually decreasing NYMEX differentials, partially relating to an increasing percentage of light sweet oil production from the Company's CO2 operations. The Company anticipates that its lease operating expenses on a per BOE basis will decrease in the fourth quarter of 2003, assuming a return to normal operating parameters.

     General and administrative expenses increased to an average of $1.13 per BOE in the third quarter of 2003, up from $0.93 per BOE in the comparable quarter of 2002. The increase primarily relates to incremental expenses associated with the requirements of the Sarbanes-Oxley Act and an overall increase in personnel and associated expenses.

     Interest expense decreased 22% in the third quarter of 2003 as compared to the third quarter of the prior year, as the Company recognized a full quarter of the interest rate savings that resulted from its subordinated debt refinancing in March and April. In addition to the interest rate reduction, the Company's overall average debt was also lower in third quarter of 2003 as a result of the Company's 2003 debt reduction plan.

Offshore Update

     Five offshore wells scheduled to be drilled for the first seven months of 2003 were delayed while waiting for partner approvals and clearance of other logistical issues. Two offshore wells have been drilled during the third quarter and early fourth quarter and were in the process of being completed as of October 31, 2003, as were the wells at North Padre Island, Denbury's year-end 2002 discovery. The delay in these wells negatively affected the third quarter production, although with their anticipated production, fourth quarter production is expected to be higher than that in the third quarter. As of October 31, 2003, three offshore wells were expected to commence drilling within the next week or two, although since it is so late in

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the year, these wells will not have a meaningful  production impact in 2003 even if they are successful.

2003 Outlook

     Denbury's 2003 development and exploration budget (excluding acquisitions) is currently set at $154 million, including approximately $8 million of projects carried over from 2002. During the first nine months of 2003, the Company made several minor acquisitions, primarily consisting of incremental interests in existing properties, at an aggregate cost of approximately $11 million. The 2004 budget has not been finalized to date, but is expected to be in the range of $150 to $175 million, with as much as 50% of this budget related to CO2 operations. The Company expects its average daily production for the fourth quarter of 2003 to be between 34,500 BOE/d to 35,500 BOE/d, depending on the completion dates and ultimate production rates of the offshore wells currently being completed.

     Denbury's total debt as of September 30, 2003 was $329 million, consisting of $225 million of subordinated debt and $104 million of bank debt, with $116 million undrawn on its bank borrowing base of $220 million. As of October 31, 2003, the Company's total debt was $325 million and is expected to be reduced to $305 million upon closing of the anticipated sale of CO2 to Genesis pursuant to a volumetric production payment. Closing of this transaction is expected within the next two weeks. The Company expects to further reduce its debt during the remainder of 2003, ending the year with an anticipated debt level of around $300 million, its previously stated target.

     Gareth Roberts, Chief Executive Officer, said: "Although we did not increase our production this quarter, we are pleased with our progress in other key areas. We continue to add longer-life reserves in our CO2 operations to replace the shorter-lived natural gas production that affects our production rates. We have increased the amount of CO2 available for injection, resulting in higher related oil production during the last few weeks, a trend we expect to continue. The results of our drilling program offshore appears to be ahead of expectations, with three more wells still scheduled to be drilled this year. We should achieve our debt target this year through free cash flow and asset sales, significantly lowering our leverage and providing us with financing flexibility for the future. Looking forward to 2004, we plan to invest heavily in our CO2 operations, attempting to build additional deliverability and reserves for a possible future expansion of our CO2 operations to other areas, most likely Eastern Mississippi. This strategy will have the impact of limiting our short-term production growth, but should benefit our long- term production growth. Although our 2004 budget is not yet finalized, initial indications are that, without assuming exploration success, our production could be lower in 2004 than 2003. However, we are confident that this strategy will build value for our shareholders in the long- term. We continue to be enthusiastic about the future."

Conference Call

     The public is invited to listen to the Company's conference call set for today, November 3, 2003, at 10:00 A.M. CDT. The call will be broadcast live over the Internet at Denbury's web site: www. denbury.com. If you are unable to participate during the live broadcast, the call will

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be archived on  Denbury's  web site for  approximately  30 days and will also be available for playback for one week by dialing 888-286-8010, passcode 80292379.

Financial and Statistical Data Tables

     Following are financial highlights for the respective three and nine month periods ended September 30, 2003 and September 30, 2002. All dollar amounts are in U.S. dollars and production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.


THIRD QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and per unit data)

                                                            Three Months Ended
                                                               September 30,
                                                        ---------------------------      Percentage
                                                           2003           2002             Change
                                                        -----------   -------------    ---------------
Revenues:
    Oil sales                                                44,863          42,372     +           6%
    Gas sales                                                43,933          29,781     +          48%
    CO2 sales                                                 2,238           2,182     +           3%
    Loss on settlements of derivative contracts             (12,031)           (218)                NA
    Interest and other income                                   387             409     -           5%
                                                        -----------   -------------    ---------------
          Total revenues                                     79,390          74,526     +           7%
                                                        -----------   -------------    ---------------

Expenses:
    Lease operating expenses                                 22,400          17,714     +          26%
    Production taxes and marketing expense                    3,761           2,969     +          27%
    CO2 operating expenses                                      602             431     +          40%
    General and administrative expenses                       3,445           3,034     +          14%
    Interest expense                                          5,358           6,860     -          22%
    Depletion and depreciation                               22,566          23,031     -           2%
    Amortization of derivative contracts and other
        non-cash hedging adjustments                         (1,441)         (1,133)    -          27%
                                                        -----------   -------------    ---------------
          Total expenses                                     56,691          52,906     +           7%
                                                        -----------   -------------    ---------------

Income before income taxes                                   22,699          21,620     +           5%

Income tax provision (benefit)
    Current income taxes                                     (1,514)             20                 NA
    Deferred income taxes                                     9,064           8,141     +          11%
                                                        -----------   -------------    ---------------

NET INCOME                                                   15,149          13,459     +          13%
                                                        ===========   =============    ===============


Net income per common share
   Basic                                                       0.28            0.25     +          12%
   Diluted                                                     0.27            0.25     +           8%

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
                                                            Three Months Ended
                                                               September 30,
                                                        ---------------------------       Percentage
                                                           2003            2002             Change
                                                        -----------    ------------    ----------------

Weighted average common shares:
   Basic                                                     54,014          53,354     +            1%
   Diluted                                                   55,718          54,562     +            2%

Production (daily - net of royalties)
   Oil (barrels)                                             18,051          18,930     -            5%
   Gas (mcf)                                                 90,393          99,452     -            9%
   BOE (6:1)                                                 33,116          35,506     -            7%



Unit sales price (including hedges)
    Oil (per barrel)                                          24.60           24.18     +            2%
    Gas (per mcf)                                              4.32            3.26     +           33%

Unit sales price (excluding hedges)
    Oil (per barrel)                                          27.01           24.33     +           11%
    Gas (per mcf)                                              5.28            3.25     +           62%


Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from operations
     (non-GAAP measure)                                      45,611          44,177     +            3%
Net change in assets and liabilities relating to
    operations                                                4,178             202                  NA
                                                       ------------   -------------    ----------------
Net cash flow from operations (GAAP measure)                 49,789          44,379     +           12%
                                                       ------------   -------------    ----------------


Oil & gas capital investments                               39,253           77,418     -           49%
CO2  capital investments                                     2,635            5,459     -           52%
Proceeds from sales of oil and gas properties                1,173                -                  NA

Cash and cash equivalents                                   28,108           22,924     +           23%
Total assets                                               942,558          862,748     +            9%
Total debt (excluding discount)                            329,000          375,000     -           12%
Total stockholders' equity                                 410,386          358,934     +           14%


BOE data (6:1)
   Revenue                                                   29.14            22.09     +           32%
   Loss on settlements of derivative contracts               (3.95)           (0.07)                 NA
   Lease operating expense                                   (7.35)           (5.43)     +          35%
   Production taxes and marketing expense                    (1.23)           (0.91)     +          35%
                                                       ------------  -------------     ----------------
      Production netback                                     16.61            15.68      +           6%
   CO2 operating margin                                       0.54             0.54                   -
   General and administrative expense                        (1.13)           (0.93)     +          22%
   Net cash interest expense                                 (1.55)           (1.77)     -          12%
   Current income taxes and other                             0.50                -                  NA
   Changes in assets and liabilities                          1.37             0.06                  NA
                                                       ------------  -------------     ----------------
      Cash flow from operations                              16.34            13.58      +          20%
                                                       ============  =============     ================

(1) See "Non-GAAP Measures" at the end of this report.

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
NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, expect per share and per unit data)

                                                             Nine Months Ended
                                                               September 30,
                                                        ---------------------------      Percentage
                                                           2003           2002             Change
                                                        -----------   -------------    ---------------
Revenues:
    Oil sales                                               140,998         107,608     +          31%
    Gas sales                                               154,274          86,569     +          78%
    CO2 sales                                                 6,872           5,568     +          23%
    Gain (loss) on settlements of derivative contracts      (53,072)          2,430                 NA
    Interest and other income                                   989           1,251     -          21%
                                                        -----------   -------------    ---------------
          Total revenues                                    250,061         203,426     +          23%
                                                        -----------   -------------    ---------------

Expenses:
    Lease operating expenses                                 67,850          50,266     +          35%
    Production taxes and marketing expense                   11,124           8,880     +          25%
    CO2 operating expenses                                    1,453             960     +          51%
    General and administrative                               10,612           9,544     +          11%
    Interest expense                                         18,046          20,086     -          10%
    Loss on early retirement of debt                         17,629               -                 NA
    Depletion and depreciation                               69,249          70,162     -           1%
    Amortization of derivative contracts and other
        non-cash hedging adjustments                         (3,702)         (3,226)    -          15%
                                                        -----------   -------------    ---------------
          Total expenses                                    192,261         156,672     +          23%
                                                        -----------   -------------    ---------------

Income before income taxes                                   57,800          46,754     +          24%

Income tax provision (benefit)
    Current income taxes                                        123            (428)                NA
    Deferred income taxes                                    18,946          15,679     +          21%
                                                        -----------   -------------    ---------------

Income before cumulative effect of a change in
    accounting principle                                     38,731          31,503     +          23%

Cumulative effect on prior years of a change in
    accounting principal, net of income tax expense of
    $1,600                                                    2,612               -                 NA
                                                        -----------   -------------    ---------------

NET INCOME                                                   41,343          31,503     +          31%
                                                        ===========   =============    ===============


Net income per common share - basic:
   Income before cumulative effect of a change in
        accounting principle                                   0.72            0.59     +           22%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                  NA
                                                        -----------    ------------     ---------------
             Net income per common share - basic               0.77            0.59     +           31%
                                                        ===========    ============    ================

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

                                                             Nine Months Ended
                                                               September 30,
                                                        ---------------------------      Percentage
                                                           2003           2002             Change
                                                        -----------   -------------    ---------------

Net income per common share - diluted:
   Income before cumulative effect of a change in
        accounting principle                                   0.70            0.58     +           21%
   Cumulative effect of a change in accounting
        principle                                              0.05               -                  NA
                                                        -----------    ------------    ----------------
             Net income per common share - diluted             0.75            0.58     +           29%
                                                        ===========    ============    ================


Weighted average common shares:
   Basic                                                     53,824          53,170     +            1%
   Diluted                                                   55,375          54,193     +            2%

Production (daily - net of royalties)
   Oil (barrels)                                             18,852          18,201     +            4%
   Gas (mcf)                                                 95,341         103,581     -            8%
   BOE (6:1)                                                 34,742          35,465     -            2%


Unit sales price (including hedges)
    Oil (per barrel)                                          24.41           21.70     +           12%
    Gas (per mcf)                                              4.48            3.14     +           43%

Unit sales price (excluding hedges)
    Oil (per barrel)                                          27.40           21.66     +           27%
    Gas (per mcf)                                              5.93            3.06     +           94%


Non-GAAP Financial Measure: (1)
Adjusted or discretionary cash flow from operations
    (non-GAAP measure)                                      141,966         116,124     +           22%
Net change in assets and liabilities relating to
    operations                                                3,874         (13,141)                 NA
                                                       ------------   -------------    ----------------
Cash flow from operations (GAAP measure)                    145,840         102,983     +           42%
                                                       ------------   -------------    ----------------


Oil & gas capital investments                               119,586         129,336     -            8%
CO2  capital investments                                     16,008          11,393     +           41%
Proceeds from sales of oil and gas properties                29,328           4,552                  NA


BOE data (6:1)
   Revenue                                                    31.13           20.06     +           55%

   Gain (loss) on settlements of derivative contracts         (5.60)           0.25                  NA
   Lease operating expense                                    (7.15)          (5.19)    +           38%

   Production taxes and marketing expense                     (1.17)          (0.92)    +           27%
                                                       ------------  -------------     ----------------
      Production netback                                      17.21           14.20    +           21%
   CO2 operating margin                                        0.57            0.48    +           19%
   General and administrative expense                         (1.12)          (0.99)   +           13%
   Net cash interest expense                                  (1.69)          (1.75)   -            3%
   Current income taxes and other                                 -            0.05                 NA
   Changes in assets and liabilities                           0.40           (1.35)                NA
                                                       ------------  -------------     ----------------
      Cash flow from operations                               15.37           10.64    +           44%
                                                       ============  =============     ================
(1) See "Non-GAAP Measures" at the end of this report.

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Non-GAAP Measures

     Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from our Consolidated Statements of Cash Flows. Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. Management believes that this is important to consider separately, as they believe it can often be a better way to discuss changes in operating trends in Denbury's business caused by changes in production, prices, operating costs, and so forth, without regard to whether the earned or incurred item was collected or paid during that period. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Operating Results" in the Company's latest Form 10-Q.

     Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, holds key operating acreage onshore Louisiana and has a growing presence in the offshore Gulf of Mexico areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.

     This press release, other than historical financial information, contains forward-looking statements that involve risks such as those involved in drilling activity and those due to price volatility, and uncertainties as to drilling results, production levels, commodity prices, and financial results as detailed in the Company's filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. These reports are incorporated by reference as though fully set forth herein. These statements are based on assumptions concerning commodity prices, existing market conditions, scheduling, drilling and completion results and costs and engineering assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.



For further information contact:

Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000 www.denbury.com



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